CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference included in this Registration Statement (Post-Effective Amendment No. 14 to Securities Act Registration No. 333-183945 and Amendment No. 16 to Investment Company Act Registration No 811-22747) of our reports dated November 22, 2013 relating to the September 30, 2013 financial statements of Cognios Market Neutral Large Cap Fund and GKE Asian Opportunities Fund, each a series of ALPS Series Trust, and to the reference to our Firm under the captions “Financial Highlights” in such Prospectus and “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ Rothstein Kass

Rothstein Kass

Walnut Creek, California

January 28, 2014